Exhibit 99.1

McDermott to Access $350 Million Tranche B Financing Under Superpriority Senior Secured Credit Facility

Enters into Forbearance Agreement with 2024 Noteholders

HOUSTON, December 2, 2019 — McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that it has been granted access to the second tranche (“Tranche B”) of the $1.7 billion superpriority senior secured credit facility (the “Agreement”) announced on October 21, 2019. Tranche B provides McDermott with a $250 million Term Loan Facility and a $100 million Letter of Credit Facility. The Company expects to utilize the amounts available under Tranche B to continue financing working capital and support the issuance of required performance guarantees on new projects.

McDermott also announced that it has entered into a forbearance agreement with holders of over 35% of McDermott’s 10.625% senior notes due 2024 (the “2024 Notes”). Under the terms of the forbearance agreement, the applicable holders of the 2024 Notes have agreed to forbear from exercising any rights related to the interest payment due on November 1, 2019, subject to certain conditions. The forbearance period extends through January 15, 2020 and may be extended further by a majority of the holders party to the forbearance agreement. McDermott is in discussions with additional holders of the 2024 Notes and anticipates that additional holders may execute the forbearance agreement in the coming days.

The Tranche B funding is expected to allow McDermott to continue collaborative discussions regarding a long-term balance sheet solution. In connection with the Tranche B funding, the required lenders have agreed to amendments to the Agreement that would waive certain conditions and modify cross-default provisions in order to facilitate the Tranche B funding.

McDermott continues to pursue the previously announced strategic alternatives process for Lummus Technology.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 32,000 employees, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about: the expected use of credit available under the Agreement; measures being taken with respect to the Company’s capital structure, balance sheet, liquidity and strategic transactions; the non-acceleration of the 2024 Notes; and satisfaction of conditions. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: risks attendant to ongoing negotiations with various third parties; adverse changes in the markets in which we operate or credit markets; our inability to successfully execute on contracts in backlog; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by our customers and other business counterparties; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 281 870 5269

Gentry.Brann@McDermott.com

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